Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Envivio, Inc.

South San Francisco, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-180915 and 333-191098) of Envivio, Inc. of our report dated April 25, 2014, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

San Francisco, California

April 25, 2014